EXHIBIT 99

PRESS RELEASE

             FREESTAR TECHNOLOGY CORPORATION ANNOUNCES ENGAGEMENT OF
                   HORIZON LAW GROUP LLP AS SECURITIES COUNSEL

DUBLIN, Ireland, Jan. 6 /PRNewswire-FirstCall/ -- FreeStar Technology Corporation (OTC Bulletin Board: FSRT - News) ("FreeStar"), today announced it has engaged the services of Horizon Law Group LLP to serve as legal counsel for all of FreeStar's securities matters in the United States, including U.S. Securities and Exchange Commission reports and filings. Horizon Law Group, based in Irvine, California, focuses its practice on securities law, corporate finance, mergers and acquisitions and general business litigation.

FreeStar President and CEO Paul Egan said, "In addition to the various business goals we have set, one of our priorities for the coming year is to focus on making timely SEC filings. I believe our engagement of Horizon Law Group will improve our reporting process and allow us to complete our '34 Act reports in a more expeditious manner. We look forward to working with Horizon."

About FreeStar Technology Corporation
-------------------------------------

FreeStar Technology Corporation is a payment processing and technology company operating a Northern European BASE24 credit card processing platform based in Helsinki, Finland. FreeStar currently processes in excess of 1,400,000 card payments per month for an established client base that comprises companies such as Finnair, Ikea and Stockman. The company, based in Dublin, Ireland, maintains satellites offices in Helsinki, Finland, Geneva, Switzerland and Stockholm, Sweden. For more information, please visit FreeStar's websites at http://www.freestartech.com and http://www.rahaxi.com.

About Horizon Law Group LLP
---------------------------

Horizon Law Group LLP is a full-service law firm, with specific expertise in securities law, corporate finance, mergers and acquisitions and general business litigation. Horizon Law Group was founded in Irvine, California by lawyers with experience at American Lawyer Top 150 law firms. Horizon Law Group's goal is to combine the sophistication of big law firm practice, with the responsiveness, attentiveness and client-focused practice of a small firm. For more information, please visit Horizon's website at http://www.HorizonLawGroup.com.

Forward-Looking  Statements
---------------------------

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. FreeStar cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in FreeStar's Form 10-KSB filing and other filings with the U.S. Securities and Exchange Commission (available at http://www.sec.gov/). FreeStar undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contact:
FreeStar Technology Corporation, Santo Domingo
Paul Egan, 809-368-2001

Stern & Co.
Arun Chakraborty,
212-888-0044


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Source: FreeStar Technology Corporation